UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 25, 2013

INFINITY OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-183886 (Commission File Number)	46-0838651 (I.R.S. Employer Identification No.)

750 Broadway Woodmere, New York 11598 (Address of principal executive offices) (zip code)

(424) 777-0033 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 25, 2013, we closed the transaction contemplated by an Assignment and Assumption Agreement by and between us and Alliance Partners International, Inc., a Nevada corporation (the “Acquisition and Assumption Agreement”), under which all of our assets were transferred to Alliance Partners International, Inc. (“API”) in exchange for API assuming all of our outstanding liabilities as of October 30, 2013.  We transferred all of our assets to API, which primarily consisted of the royalty payments we are entitled to under our agreement with Global Vision Consulting (“GVC”), from GVC’s oil refinery technology project located in the United States that refines oil sludge, sourced from the United Kingdom into clean refined oil.  In exchange for the assets API agreed to assume all our liabilities as of October 30, 2013, which we estimate to be approximately $40,000.  Our current President, and sole Director, Ms. Betty Sytner agreed to personally pay for any liabilities assumed by API in the event API does not pay those liabilities when due.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As described above, pursuant to the Assignment and Assumption Agreement, we disposed of all of our assets in exchange for all of our liabilities as of October 30, 2013.

ITEM 5.06

CHANGE IN SHELL COMPANY STATUS

As a result of the Assignment and Assumption Agreement with API described in Item 1.01, above, on October 25, 2013 we sold all of our assets and business.  As a result of this transaction we became a shell company, as defined in Rule 12b-2.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Assignment and Assumption Agreement with Alliance Partners International, Inc., dated October 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:  Betty Sytner

Date October 30, 2013	Infinity Oil & Gas Company
a Nevada corporation
/s/ Betty Sytner

Its: President

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